Exhibit 3.1

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

THE SOUTH FINANCIAL GROUP, INC.

                 In accordance with Sections 33-6-102 and 33-10-106 of the South Carolina Business Corporation Act of 1988 (the “Code”), THE SOUTH FINANCIAL GROUP, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1.	The name of the Corporation is The South Financial Group, Inc.

2.	On June 17, 2009, the Corporation adopted an amendment to the Corporation’s Amended and
Restated Articles of Incorporation, as set forth in the following Certificate of Designations:
Certificate of Designations of Mandatory Convertible Non-cumulative Preferred Stock, Series
2009-A.

3.	Such amendment does thereby designate, create, authorize and provide for the issue of a series of preferred stock, having no par value per share and a liquidation preference of $1,000.00 per share, which shall be designated as Mandatory Convertible Non-cumulative Preferred Stock, Series
2009-A, consisting of 94,500 shares, having the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof set forth on the Certificate of Designations attached hereto and made a part hereof.

4.	Such amendment was duly authorized by the Board of Directors and shareholder action was not required, pursuant to the authority granted in the Corporation’s Amended and Restated Articles of
Incorporation and Section 33-6-102 of the Code.

The effective date of these Articles of Amendment shall be 8:00 a.m. on June 23, 2009 in accordance with the provisions of Section 33-1-230 of the Code.

                 IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this as of the 19th day of June, 2009.

THE SOUTH FINANCIAL GROUP, INC.

By: /s/ James R. Gordon
Name: James R. Gordon
Title: Sr. Executive Vice President, Chief Financial Officer

CERTIFICATE OF DESIGNATIONS

OF

MANDATORY CONVERTIBLE NON-CUMULATIVE PREFERRED STOCK, SERIES 2009-A

OF

THE SOUTH FINANCIAL GROUP, INC.

                 Pursuant to the authority vested in the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock having no par value per share, with a liquidation preference of $1,000 per share, which shall be designated as Mandatory Convertible Non-cumulative Preferred Stock, Series 2009-A (the “Series 2009-A Preferred Stock”) consisting of 94,500 shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

MANDATORY CONVERTIBLE NON-CUMULATIVE
PREFERRED STOCK, SERIES 2009-A

                                       Section I.        Dividend Rights

                (a)        From and after the date on which shares of the Series 2009-A Preferred Stock are first issued, holders of the Series 2009-A Preferred Stock (the “Holders”) shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, dividends in the amount determined as set forth in Section I(b) and in Section I(c), and no more.

                (b)        Subject to Section I(a), the Board of Directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of Common Stock, whether in the form of cash or securities or any other form of property or assets, unless the Board of Directors declares and pays to the Holders of the Series 2009-A Preferred Stock, at the same time and on the same terms as holders of Common Stock, an amount per share of Preferred Stock equal to the product of (i) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

                (c)        Commencing with the Section I(c) Dividend Period (as defined below) ending on March 17, 2010, in addition to dividends payable under Section I(b), non-cumulative cash dividends shall be payable quarterly in arrears, when, as and if declared by the Board of Directors, on March 18, June 18, September 18 and December 18 of each year, or, if any such day is not a Business Day, the next Business Day, commencing March 18, 2010, and on the Conversion Date (each, a “Section I(c) Dividend Payment Date”) for each outstanding share of Series 2009-A Preferred Stock, payable at an annual rate on the Liquidation Preference equal to the Special Dividend Rate (such dividend, the “Special Dividend”). Dividends payable pursuant to this Section I(c), including for the first Section I(c) Dividend Period and any Section I(c) Dividend Period that is shorter or longer than a fully quarterly Section I(c) Dividend Period, will be computed on the basis of a 360-day year of twelve 30-day months. No interest or sum of money in lieu of interest will be paid on any dividend payment on a share of Series 2009-A Preferred Stock paid later than the scheduled Section I(c) Dividend Payment Date. A “Section I(c) Dividend Period” is each period from and including a Section I(c) Dividend Payment Date (or, for the first Section I(c) Dividend Period, from and including December 19, 2009) to but excluding the following Section I(c) Dividend Payment

Date. The “Special Dividend Rate” shall initially be 12% per annum and shall increase by 1% on September 18, 2010 and on every six month anniversary of September 18, 2010 thereafter, subject to a maximum rate of 15% per annum. Notwithstanding the foregoing, there shall be no Special Dividends with respect to any time from and after the first Business Day following the receipt of Shareholder Approval if the shares of the Series 2009-A Preferred Stock remain outstanding and have not been converted into Common Stock as a result of Section III(k).

                (d)        Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the same record date, which (i) with respect to dividends payable pursuant to Section I(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section I(c), shall be on the last Business Day of the month in which the relevant Section I(c) Dividend Payment Date occurs. “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or South Carolina are authorized by law or executive order to be closed.

                (e)        The cash dividends on the Series 2009-A Preferred Stock payable pursuant to Section 1(c) are noncumulative and, accordingly, irrespective of whether or not any regular quarterly cash dividends on the Series 2009-A Preferred Stock payable pursuant to Section 1(c) for past periods have been paid, the Corporation, subject to Section 1(b), may declare and pay dividends on shares of the Common Stock. However, so long as any shares of the Series 2009-A Preferred Stock are outstanding, the Corporation may not, at any time, (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Common Stock or other Junior Stock (as defined in Section II) of the Corporation, or (ii) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Parity Stock (otherwise than pursuant to pro rata offers to purchase all or any pro rata portion of the Series 2009-A Preferred Stock and such Parity Stock) unless in each case full dividends as provided in Section I(a) on all outstanding shares of the Series 2009-A Preferred Stock have been paid or (in the case of current dividends) declared and set aside for payment (except for (w) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Junior Stock of the Corporation, (x) redemptions or purchases of any rights pursuant to a shareholder rights plan or by conversion or exchange of Junior Stock for or into other Junior Stock, or of Parity Stock for or into other Parity Stock or Junior Stock of the Corporation, (y) purchases by the Corporation or its affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock and (z) acquisitions of Common Stock in respect of exercises of employee equity awards and any related tax withholding). The foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of Holders in the event that dividends have not been declared or paid in respect of any prior Dividend Period. When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series 2009-A Preferred Stock and any Parity Stock (as defined in Section II), dividends declared on the Series 2009-A Preferred Stock and Parity Stock (whether cumulative or non-cumulative) shall only be declared pro rata so that the amount of dividends declared per share on the Series 2009-A Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series 2009-A Preferred Stock (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and such Parity Stock bear to each other.

                (f)        No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on Series 2009-A Preferred Stock or on such Parity Stock that may be in arrears.

                (g)        If the Board of Directors determines not to declare any dividend or pay a full dividend previously declared with respect to a Dividend Period, the Corporation will provide written notice to the Holders prior to such date.

                                       Section II.        Ranking

                (a)        The Series 2009-A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation,

              (i)        rank senior and prior to Common Stock (including, if applicable and to the fullest extent permitted by law, any preferred stock purchase or similar rights issued with respect thereto pursuant to a shareholder rights plan) of the Corporation, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms rank pari passu or senior to the Series 2009-A Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities, including the Common Stock, and options, warrants or rights to subscribe for or purchase shares of Common Stock or such other equity securities, are collectively referred to herein as the “Junior Stock”);

              (ii)       rank on a parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms provides that it ranks pari passu with the Series 2009-A Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Parity Stock”), and

              (iii)      rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series 2009-A Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Senior Stock”).

                (b)        Shares of the Corporation’s series of preferred stock having no par value per share, with a liquidation preference of $1,000.00 per share, designated as 10% Mandatory Convertible Non-cumulative Preferred Stock, Series 2008D-V (the “Series 2008D-V Preferred Stock”), shares of the Corporation’s series of preferred stock having no par value per share, with a liquidation preference of $1,000.00 per share, designated as 10% Mandatory Convertible Non-cumulative Preferred Stock, Series 2008D-NV (the “Series 2008D-NV Preferred Stock”), shares of the Corporation’s series of preferred stock having no par value per share, with a liquidation preference of $1,000.00 per share, designated as 10% Mandatory Convertible Non-cumulative Preferred Stock, Series 2008ND-NV (the “Series 2008ND-NV Preferred Stock”), shares of the Corporation’s series of preferred stock having no par value per share, with a liquidation preference of $1,000.00 per share, designated as 10% Mandatory Convertible Non-cumulative Preferred Stock, Series 2008ND-V (the “Series 2008ND-V Preferred Stock”) and shares of the Corporation’s series of preferred stock having no par value per share, with a liquidation preference of $1,000.00 per share, designated as the Fixed Rate Cumulative Perpetual Preferred Stock, Series 2008-T (the “Series T Preferred Stock”), shall be considered Parity Stock. The Series 2008D-V Preferred Stock, the Series 2008D-NV Preferred Stock, the Series 2008ND-V Preferred Stock and the Series 2008ND-NV Preferred Stock are collectively referred to herein as the “Series 2008 Preferred Stock.”

                                       Section III.        Mandatory Conversion

                (a)        The initial conversion price (the “Conversion Price”) as of the date of original issuance of the Series 2009-A Preferred Stock is $3.9394 (subject to adjustment from time to time as provided in

Section III(d)). If the Shareholder Approval (as defined below) is not obtained by December 19, 2009, then (1) the Conversion Price shall be adjusted such that the price then in effect shall be reduced by 20% (subject to adjustment from time to time in a manner consistent with the provisions of Section III(d), the “Adjusted Conversion Price”) and (2) unless the Shareholder Approval shall have previously been obtained, the Adjusted Conversion Price shall thereafter be further adjusted every six months such that the price then in effect shall immediately decrease by an additional 10% of the Conversion Price (as adjusted from time to time in a manner consistent with the provisions of Section III(d), the “Further Adjusted Conversion Price”), provided that in no event shall the Further Adjusted Conversion Price be reduced pursuant to this Section III(a) to less than seventy percent (70%) of the Conversion Price (as adjusted from time to time in a manner consistent with the provisions of Section III(d)).

                (b)        Upon the terms and in the manner set forth in this Section III and subject to the provisions for adjustment contained herein, each share of the Series 2009-A Preferred Stock will automatically convert on the first Business Day following the receipt of Shareholder Approval (such date, the “Conversion Date”), into the right to receive a number of fully-paid and non-assessable shares of Common Stock of the Corporation equal to the Liquidation Preference per share divided by the Conversion Price, Adjusted Conversion Price or Further Adjusted Conversion Price, as applicable. “Shareholder Approval” shall mean the occurrence of both (x) the approval of the conversion terms of the Series 2009-A Preferred Stock by a majority of the total votes cast on the proposal, whether presented at a special or annual meeting of shareholders of the Corporation and (y) the approval of an amendment to the Corporation’s Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized thereunder from 200,000,000 to 325,000,000 by two-thirds of the votes entitled to be cast thereon, whether presented at a special or annual meeting of shareholders.

                (c)        As promptly as practicable after the Conversion Date, the Corporation shall (i) provide notice of the conversion to each Holder stating the Conversion Date, the number of shares of Common Stock to be issued upon conversion of each share of Series 2009-A Preferred Stock held of record by such Holder and subject to conversion and the place or places where certificates representing shares of Series 2009-A Preferred Stock are to be surrendered for issuance of certificates representing shares of Common Stock and (ii) issue and deliver, in exchange for the certificates representing the shares of Series 2009-A Preferred Stock held by such Holder, to each Holder a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and, as provided in Subsection III(f) hereof, a check for cash with respect to any fractional interest in a share of Common Stock. The Holder shall be deemed to have become a shareholder of record on the Conversion Date. Immediately upon conversion, the rights of the Holders as such with respect to the shares so converted shall cease and the persons entitled to receive the shares of Common Stock upon the conversion of such shares of Series 2009-A Preferred Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock.

                (d)        To protect against dilution, the Conversion Price, Adjusted Conversion Price or Further Adjusted Conversion Price, as applicable, is subject to equitable adjustment, without duplication, from time to time as follows:

              (i)        Stock Dividends and Distributions and Subdivisions, Splits and Combinations of the Common Stock. If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock, or if the Corporation effects a share split or share combination of the Corporation’s Common Stock, the Conversion Price, Adjusted Conversion Price or Further Adjusted Conversion Price, as applicable, will be adjusted based on the following formula:

CR1 = CR0 × (OS0 / OS1)

where:

CR0 = the Conversion Price, Adjusted Conversion Price or Further Adjusted Conversion Price, as applicable, in effect immediately prior to the adjustment relating to such event.

CR1 = the new Conversion Price, Adjusted Conversion Price or Further Adjusted Conversion Price, as applicable, in effect immediately after the adjustment relating to such event.

OS0 = the number of shares of Common Stock outstanding immediately prior to such event.

OS1 = the number of shares of Common Stock outstanding immediately after such event.

                Any adjustment made pursuant to this paragraph will become effective on the date that is immediately after (x) the date fixed for the determination of holders of Common Stock entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph is declared but not so paid or made, the Conversion Price, Adjusted Conversion Price or Further Adjusted Conversion Price, as applicable, will be readjusted to the Conversion Price, Adjusted Conversion Price or Further Adjusted Conversion Price, as applicable, that would then be in effect if such dividend or distribution had not been declared.

                No adjustment to the Conversion Price, Adjusted Conversion Price or Further Adjusted Conversion Price, as applicable, shall be made if the Holders actually participate in the transaction that would otherwise give rise to such adjustment on an as-converted basis.

                (e)        If the Corporation, at any time or from time to time after the date of original issuance of the Series 2009-A Preferred Stock, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in non-voting securities or other property of the Corporation other than shares of Common Stock or cash, then and in each such event provision shall be made so that the Holders of the outstanding shares of Series 2009-A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or such other property (or the value of such other property) that they would have received had the Series 2009-A Preferred Stock been converted into Common Stock on the date of such event and had such Holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under these Articles of Amendment with respect to the rights of the Holders of the outstanding shares of Series 2009-A Preferred Stock; and, provided, further, however, that no such adjustment shall be made if the Holders of Series 2009-A Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series 2009-A Preferred Stock had been converted into Common Stock on the date of such event.

                (f)        No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series 2009-A Preferred Stock. If more than one share of Series 2009-A Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series 2009-A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series 2009-A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the value of such fractional interest as based on the closing sales price of the Common Stock on the Business Day immediately preceding the Conversion Date.

                (g)        Following the receipt of the Shareholder Approval, the Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series 2009-A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series 2009-A Preferred Stock from time to time outstanding.

                (h)        All shares of Common Stock which may be issued upon conversion of the shares of Series 2009-A Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

                (i)        Upon conversion of any shares of the Series 2009-A Preferred Stock, the Holder thereof shall not be entitled to receive any unpaid dividends in respect of the shares so converted, provided that such Holder shall be entitled to receive any dividends on such shares of the Series 2009-A Preferred Stock declared prior to such conversion if such Holder held such shares on the record date fixed for the determination of Holders entitled to receive payment of such dividend.

                (j)        In the event (1) the Corporation declares a dividend (or any other distribution) on its Common Stock; (2) the Corporation authorizes the granting to the holders of all or substantially all of its Common Stock of rights, options or warrants to subscribe for or purchase any share of any class or any other rights, options or warrants; (3) of any reclassification or reorganization of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any of the Corporation’s shareholders is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; (4) of a tender offer or exchange offer made by the Corporation or any of its subsidiaries for any portion of the Corporation’s Common Stock; or (5) of a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall, in each case, send or cause to be sent, by first-class mail, postage prepaid, to each Holder as such Holder appears in the records of the Corporation, as promptly as practicable but in any event at least ten (10) days prior to the applicable date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, transfer, dissolution, liquidation or winding up. Notice as provided for above need not be provided by mail if the required information is included in a public filing made by the Corporation with the U.S. Securities and Exchange Commission on or prior to the commencement of the ten (10) day period referenced above.

                (k)        Notwithstanding anything to the contrary in this Section III, no Holder shall be entitled to receive shares of Common Stock upon conversion of the Series 2009-A Preferred Stock to the extent (but only to the extent) that such receipt would cause such converting Holder or its investment manager or Affiliates to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the sum of (i) the shares of Common Stock outstanding at such time and (ii) the number of shares of Common Stock into which the then outstanding shares of the Series 2008 Preferred Stock is convertible (the “Common Voting Power”). Any purported delivery of shares of Common Stock upon conversion of the Series 2009-A Preferred Stock shall be void and shall have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder or its investment advisor or Affiliates becoming the beneficial owner of more than 9.9% of the Common Voting Power. If any delivery of shares of Common Stock owed to a Holder upon conversion of the Series 2009-A Preferred Stock is not made, in whole or in part, as a result of this clause (k), the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such time (and from time to time, as applicable) as conversion by such Holder would not result in the Holder or its investment advisor or Affiliates becoming the beneficial owner of more than 9.9% of the Common Voting Power (and any such Holder shall give notice thereof at such time).

                                       Section IV.       Voting

                (a)        Except as otherwise required by law, the Corporation’s Amended and Restated Articles of Incorporation, Holders of the Preferred Stock are not entitled to any voting rights.

                (b)        Whenever the approval or other action of Holders voting as a separate class is required by applicable law or by the Corporation’s Amended and Restated Articles of Incorporation, each share of the Series 2009-A Preferred Stock shall be entitled to one vote, and the affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented shall be sufficient to constitute such approval or other action unless a higher percentage is required by applicable law or by the provisions of this Section IV.

                (c)        Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of two-thirds (by aggregate liquidation preference) of the 2009-A Preferred Stock outstanding and all other preferred stock or securities having similar voting rights voting in proportion to the respective liquidation preferences, voting as a class, shall be required to amend the Amended and Restated Articles of Incorporation of the Corporation to authorize the issuance of any class or series of Senior Stock, reclassify the Series 2009-A Preferred Stock (other than as may be incident to a Reorganization Event which does not require a class vote under Section IV(d)) or to alter or abolish the liquidation preferences or any other preferential right of the Series 2009-A Preferred Stock, or to otherwise to alter this Certificate of Designations in a manner adverse to the Holders.

                (d)        Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of two-thirds (by aggregate liquidation preference) of the Series 2009-A Preferred Stock outstanding and all other preferred stock or securities having similar voting rights voting in proportion to the respective liquidation preferences, voting as a class, may and shall be required to approve any liquidation, dissolution or winding up of the Corporation or any merger or consolidation of the Corporation with or into any other entity unless (i) the Corporation is the surviving entity in such merger or consolidation and the Series 2009-A Preferred Stock remains outstanding or (ii) the Corporation is not the surviving entity in such merger or consolidation but the Series 2009-A Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such person, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series 2009-A Preferred Stock, taken as a whole.

                                       Section V.        Liquidation

                (a)        In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Holders of shares of the Series 2009-A Preferred Stock then outstanding shall be entitled, subject to the payment in full or provisions having been made for the payment in full of all claims of creditors of the Corporation and the liquidation preferences for all Senior Stock, to be paid, out of the assets of the Corporation available for distribution to its shareholders whether from capital, surplus or earnings and before any payment shall be made in respect of the Corporation's Common Stock or on any other class of Junior Stock, an amount equal to the greater of (i) $1,000.00 per share (the “Liquidation Preference”)

and (ii) the amount such Holder would have received had such Holder, immediately prior to such liquidation, dissolution, or winding up, converted such shares of Series 2009-A Preferred Stock into shares of Common Stock (pursuant to Section III without regard to any of the limitations on convertibility contained therein). After setting apart or paying in full the preferential amounts due the Holders, the remaining assets of the Corporation available for distribution to shareholders, if any, shall be distributed exclusively to the holders of Common Stock or as otherwise provided in the Corporation's Amended and Restated Articles of Incorporation. If upon liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Holders the full amounts to which they respectively shall be entitled, the Holders shall share ratably in any distribution of assets.

                (b)        In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Corporation shall, within three (3) days after the date the Board of Directors approves such action, or at least twenty (20) days prior to any shareholders' meeting called to approve such action, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each Holder of shares of Series 2009-A Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the Holders upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of shares of Series 2009-A Preferred Stock of such material change. The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later, provided that any such thirty-day or ten-day period may be shortened upon the written consent of the Holders of all of the outstanding shares of Series 2009-A Preferred Stock.

                (c)        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the Holders. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each Holder of shares of Series 2009-A Preferred Stock of the appraiser's valuation.

                                       Section VI.       Adjustments For Reorganization Events

                (a)        Upon the occurrence of a Reorganization Event (as defined herein), each share of Series 2009-A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a Holder of the number of shares of Common Stock into which such share of Series 2009-A Preferred Stock was convertible (assuming that Conversion Date had occurred) immediately prior to such Reorganization Event in exchange for such shares of Common Stock (such securities, cash, and other property, the “Exchange Property”). The amount of Exchange Property receivable upon conversion of any Series 2009-A Preferred Stock in accordance with Section III hereof (and any subsection thereto) shall be determined based upon the Exchange Property delivered in respect of each share of Common Stock and the number of shares of Common Stock that would be received upon conversion of the Series 2009-A Preferred Stock but for the provisions of this Section VI. The Holders shall not have any separate class vote on any Reorganization Event, except as provided in Section IV(d) hereof. A “Reorganization Event” shall mean:

              (i)        any consolidation or merger of the Corporation with or into another person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another person;

              (ii)        any sale, transfer, lease, or conveyance to another person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property; or

              (iii)        any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

              (iv)        any statutory exchange of the Corporation’s securities for those of another person (other than in connection with a merger or acquisition);

                (b)        In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of shares of Common Stock that affirmatively make such an election or (ii) if no holders of shares of Common Stock affirmatively make such an election, the weighted average of the types and amounts of consideration actually received by such holders. On each Conversion Date following a Reorganization Event, the Conversion Price, Adjusted Conversion Price or Further Adjusted Conversion Price, as applicable, then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above.

                (c)        The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section VI.

                                       Section VII.       Reports as to Adjustments

                Whenever the number of shares of Common Stock into which the shares of the Series 2009-A Preferred Stock are convertible is adjusted as provided in Section III, the Corporation shall promptly compute such adjustment and furnish to the Common Stock Conversion Agent and the Holders a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares of Common Stock into which each share of the Series 2009-A Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective.

                                       Section VIII.       Exclusion of Other Rights

                Except as may otherwise be required by law, the shares of Series 2009-A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as such Certificate of Designations may be amended from time to time) and in the Amended and Restated Articles of Incorporation. The shares of Series 2009-A Preferred Stock shall have no preemptive or subscription rights.

                                       Section IX.       Severability of Provisions

                If any voting powers, preferences or relative, participating, optional or other special rights of the Series 2009-A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series 2009-A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series 2009-A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Series 2009-A Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Series 2009-A Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

                                       Section X.       Reissuance of Series 2009-A Preferred Stock

                Shares of Series 2009-A Preferred Stock that have been issued and reacquired in any manner, including shares purchased by the Corporation or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of South Carolina) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.

                                       Section XI.       Mutilated or Missing Series 2009-A Preferred Stock Certificates

                If any of the Series 2009-A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series 2009-A Preferred Stock certificate, or in lieu of and substitution for the Series 2009-A Preferred Stock certificate lost, stolen or destroyed, a new Series 2009-A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series 2009-A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series 2009-A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Common Stock Conversion Agent.

                                       Section XII.       Determinations

                The Corporation shall be solely responsible for making all calculations called for hereunder. Such calculations include, but are not limited to, the calculations under Section III hereof. The Corporation covenants to make all such calculations in good faith. Absent manifest error, such calculations shall be final and binding on all Holders of shares of the Series 2009-A Preferred Stock. The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board of Directors shall be final and conclusive unless clearly inconsistent with the intent hereof.

                                       Section XIII.       No Redemption

                The Corporation may not, at any time, redeem the outstanding shares of the Series 2009-A Preferred Stock.

                                       Section XIV.       Notices

                All notices, requests and other communications to the Holder of Series 2009-A Preferred Stock shall be in writing (including facsimile transmission) and shall be given at the address of such Holder as shown on the books of the Corporation. A Holder of the outstanding share of Series 2009-A Preferred Stock may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question. Notice shall be deemed given on the earlier of the date received or three business days after the date such notice is mailed by first-class mail, postage prepaid.

                                       Section XV.       Common Stock Conversion Agent

                The duly appointed Common Stock Conversion Agent for the Series 2009-A Preferred Stock (the “Common Stock Conversion Agent”) shall be appointed at the discretion of the Corporation. The Common Stock Conversion Agent shall also act as registrar, redemption, conversion, transfer and dividend disbursing agent for the Series 2009-A Preferred Stock. The Corporation may, in its sole discretion, remove the Common Stock Conversion Agent in accordance with the agreement between the Corporation and the Common Stock Conversion Agent; provided that the Corporation shall appoint a successor agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment or removal, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders. The Corporation shall initially serve as the Common Stock Conversion Agent.